Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 (No. 333-142427) of our report dated March 27, 2007 (except for Note 20, as to which the date is May 12, 2007) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for stock-based compensation), relating to the consolidated financial statements and financial statement schedule of ORBCOMM Inc. appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
New York, New York
May 14, 2007